ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), made and entered into as of the 24th day of July, 1998, by and among TENEX CORPORATION, an Illinois corporation ("Seller"), and HOME PRODUCTS INTERNATIONAL, INC., a Delaware corporation ("Buyer");

                           WITNESSETH: THAT

              WHEREAS, Seller owns and operates a manufacturing business ("Seller's Business") that includes a product line commonly known as the consumer plastic storage product line (the "Product Line"); and

         WHEREAS, Buyer desires to purchase, and Seller desires to sell, certain of the assets and rights of Seller relating to the Product Line, all on the terms and conditions as hereinafter set forth;

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

   1. DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings ascribed to them below.

         "Authority" shall mean any governmental or regulatory body, agency or authority.

         "Base  Price"  shall have the meaning ascribed  thereto  in
   Section 4.1 hereof.

               "Buyer Indemnified Parties" shall have the meaning ascribed thereto in Section 13.2 hereof.

         "Closing" shall mean the consummation of the transactions contemplated by this Agreement in accordance with Section 11 hereof.

         "Closing Date" shall mean the date on which the Closing occurs, as described in Section 11 hereof.

         "Consents" shall mean notices to, consents or approvals of or filings with any third party or any Authority.

        "Damages" shall have the meaning ascribed thereto in Section
   13.2 hereof.

               "Design Patent" shall have the meaning ascribed thereto in Section 2.1(iv) hereof.

         "Effective Date" shall mean 11:59 p.m., on the date immediately preceding the Closing Date.

          "Excluded Assets" shall mean all of the assets and properties of Seller other than the Purchased Assets, and shall include (i) the tools identified as M-730005-organizer (home office top), M-730006-organizer (multipurpose top), M-730001-3-crate and M-730002-2-bin (each a "Retained Tool"), and (ii) all assets and properties of Seller that are not used or held for use exclusively in connection with the Product Line.

         "Future Products" shall mean the potential consumer plastic storage products under consideration on the date hereof for inclusion in the Product Line as identified on Schedule 1-B attached hereto.

         "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time and applied consistently throughout the periods involved.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        "Intangible Rights" shall have the meaning ascribed thereto in Section 2.1(iii) hereof.

         "Inventory" shall mean Seller's inventory of Products, including (i) finished goods, (ii) work in process used or held for use exclusively in connection with the Product Line, (iii) raw materials used or held for use exclusively in connection with the Product Line (of the types listed on Schedule 1-C attached hereto), and (iv) packaging and labels used or held for use exclusively in connection with the Product Line; in the case of each of clauses (i) through (iv) above, as such inventory exists on the Effective Date.

        "License" shall have the meaning ascribed thereto in Section
   12.3 hereof.

               "Liens"  shall have the meaning ascribed  thereto  in
   Section 6.3 hereof.

         "Manufacturing Agreement" shall have the meaning ascribed thereto in Section 12.3 hereof.

         "Non-Competition Period" shall have the meaning ascribed thereto in Section 12.2 hereof.

         "Open  Orders" shall have the meaning ascribed  thereto  in
   Section 2.1(vi) hereof.

         "Person" shall mean any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under
   Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

              "Product Line" shall have the meaning ascribed thereto in the Recitals hereof.

         "Products" shall mean the consumer plastic storage products included in the Product Line on the date hereof as identified on
   Schedule 1-A attached hereto.

         "Purchased Assets" shall have the meaning ascribed thereto in Section 2.1 hereof.

         "Purchase Price" shall have the meaning ascribed thereto in
   Section 4.1 hereof.

         "Representative Contracts" shall have the meaning ascribed thereto in Section 3.2 hereof.

                "Sales Excess" shall have the meaning ascribed thereto in Section 4.2 hereof.

               "Sales Threshold" shall have the meaning ascribed thereto in Section 4.2 hereof

         "Seller's Business" shall have the meaning ascribed thereto in the Recitals hereof.

               "Seller Indemnified Parties" shall have the meaning ascribed thereto in Section 13.4 hereof.

         "Sublease"  shall  have  the meaning  ascribed  thereto  in
   Section 12.3 hereof.

        "Survival Period" shall have the meaning ascribed thereto in
   Section 13.6.2 hereof.

               "Tooling" shall have the meaning ascribed thereto  in
   Section 2.1(vii) hereof.


   2.   SALE OF ASSETS.

         2.1 Purchase and Sale of Assets. On the Closing Date, as hereinafter specified, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the following assets specifically related to the
   Product  Line  (hereinafter  collectively  referred  to  as   the
   "Purchased Assets"):

             (i) All of Seller's rights, title and interest on and after the Effective Date in and to its supplier list and its customer list for the Product Line, copies of which are attached hereto as Schedule 2.1(i), reserving unto Seller, however, the right to use said supplier list and customer list in connection with product lines of Seller's Business other than the Product Line and for any other purpose that does not result in a violation of Section 12.2 hereof;

             (ii)  The Inventory;

             (iii) All patents, trademarks, service marks, logos, trademark and service mark registrations, applications for any of the foregoing, trade or business names and copyrights owned by, registered to, licensed to, licensed by or used by Seller on the date hereof or on the Effective Date, all to the extent used exclusively in the manufacture or sale and distribution of the Product Line, as listed on Schedule 2.1(iii) attached hereto, and all goodwill specifically associated with the foregoing (collectively, together with the Design Patent, the "Intangible Rights");

             (iv)  The  designs  and  specifications   for  each  of
        the Products and the Future Products, including, without limitation, the Design Patent described on Schedule 2.1
        (iv) hereto; reserving unto Seller, however, a perpetual, non-assignable, royalty free license of the Design Patent for the limited purpose of manufacturing, marketing, distributing and selling the product which is the subject thereof for the office products market, including office product superstores, office product and stationery departments of membership warehouse clubs, and traditional office channels of distribution. The license reserved to Seller shall, except with respect to Buyer, be an exclusive license for the 24 month period following the Closing and shall thereafter be a non-exclusive license;

             (v) All formulas, processes, technical information, plans, drawings and know-how, all to the extent used by Seller exclusively in the manufacture, distribution and sale of the Products;

             (vi) All open purchase orders with respect to any Inventory that has not been shipped as of the Effective Date (the "Open Orders");

             (vii) The tooling identified on Schedule 2.1 (vi) attached hereto (the "Tooling");

             (viii) All rights of Seller on and after the Effective Date under or pursuant to all warranties and guaranties, if any, made to or for the benefit of Seller by suppliers, service providers or contractors in respect of the other Purchased Assets; and

             (ix) All of Seller's books, records and files relating directly and exclusively to the Purchased Assets.

         2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, the Purchased Assets shall not include, and Buyer shall not purchase or otherwise acquire pursuant to this Agreement, any right, title or interest in, any of the Excluded Assets; provided, however, that, following Closing, Buyer shall be entitled to make copies of any or all of the Retained Tools at its own expense.

   3.   ASSUMPTION OF CONTRACTS AND LIABILITIES.

         3.1 Open Orders. On the Closing Date, Buyer shall assume and agree to perform Seller's obligations with respect to the Open Orders (using Seller as an independent contractor pursuant to the Manufacturing Agreement during the term thereof), including Seller's obligation to pay commissions to its sales representatives pursuant to the Representative Contracts with respect to such Open Orders.

         3.2 Other Obligations. Except as set forth in Section 3.1 hereof, Buyer does not agree to assume, pay or perform, and Buyer shall not be responsible for, any contract or other obligations or liabilities of Seller, direct or indirect, known or unknown, absolute or contingent.

             3.2.1 Without limiting the generality of the foregoing,
   Buyer shall not assume or be responsible for any of Seller's contracts (the "Representative Contracts") with those sales representatives for the Product Line, but Buyer may itself contract with such sales representatives for sales representation of the Product Line. A complete list of Seller's sales representatives for the Product Line is attached hereto as
   Schedule 3.2, and Seller has heretofore delivered to Buyer an accurate copy of Seller's Representative Contract with each such sales representative. Buyer shall use commercially reasonable efforts to engage all of such sales representatives and Seller shall cooperate with Buyer in all reasonable respects to enable Buyer to do so; provided, however, that Buyer may terminate any such engagement at anytime for cause, and otherwise at anytime after ninety (90) days following the commencement of such engagement, in each case without obligation to Seller.

             3.2.2 Without limiting the generality of the foregoing, Buyer shall not assume or be responsible for any rebates, allowances or credits due to any customer under any volume rebate, advertising allowance, promotional credit or similar program  sponsored  by Seller with respect  to  Products  shipped prior to Closing (collectively, "Tenex Programs"). It is understood that Buyer is not obligated to continue Tenex Programs, and that Buyer may implement new customer incentive programs or include the Product Line in its existing customer incentive programs. Seller shall use commercially reasonable efforts to settle, within thirty (30) days after Closing, all amounts due under Tenex Programs as of Closing. In the event that, after Closing, any claim is made against Buyer for any amount due under Tenex Programs, whether by debit against an invoice issued by Buyer (a "Customer Debit") or otherwise, Buyer shall give Seller prompt written notice thereof in reasonable detail, and Seller shall use commercially reasonable efforts to resolve such claim with the customer within thirty (30) days after receipt of such notice. In the event that any Customer
   Debit is not resolved in such a manner that Buyer receives payment from the customer of the debited amount within said thirty (30) day period, Seller shall pay such debited amount (or any unpaid portion thereof) to Buyer within five (5) days after the expiration of said thirty (30) day period, and, upon Buyer's receipt of such payment by Buyer, Buyer shall be deemed automatically to have assigned to Seller, without recourse or warranty, any and all claims it may have against the customer with respect to the Customer Debit (or any unpaid portion thereof), without further act or documentation between the parties.

   4.   PURCHASE PRICE .

         4.1   Purchase Price.  Subject to the satisfaction  of  the
   terms and conditions of this Agreement, in payment for the Purchased Assets and in consideration of Seller's covenants and agreement hereunder, Buyer hereby agrees to pay to Seller, and Seller agrees to accept, the aggregate sum of: (i) $17,000,000 (the "Base Price") payable at Closing by wire transfer of good funds to Seller's order, plus or minus the amount, if any, by which Seller's standard cost for the Inventory, as determined by Seller and Buyer pursuant to a physical count of the Inventory undertaken immediately prior to the Closing Date, exceeds or is less than $3,411,625 plus (ii) the additional consideration described in Section 4.2 hereof payable at the times and in the manner hereinafter set forth (collectively, the "Purchase Price").

         4.2 Additional Consideration. For each of the calendar years 1999 and 2000, if Buyer's gross sales of the Products and any Future Products manufactured with any of the Tooling (or duplicates of the Retained Tooling) during such calendar year equal at least $20,000,000 (the "Sales Threshold"), Buyer shall pay to Seller, by wire transfer of good funds to Seller's order at the times hereinafter set forth, as additional consideration for the Purchased Assets, an amount equal to the sum of: (i) $500,000 in such calendar year; plus (ii) an amount not to exceed $500,000 equal to 10 percent of the amount ("Sales Excess"), if any, by which such gross sales in such calendar year exceed $20,000,000. For purposes of this Agreement, "gross sales" of the Products and any such Future Products for any period means the gross dollar amount thereof (after all price discounts and returns during such period) shipped or invoiced to customers during such period. The amount specified in clause (i) above for each such calendar year shall be due and payable in full on or before the 30th day after the end of the calendar quarter during which the Sales Threshold is achieved. The amount specified in clause (ii) above for each such calendar year shall be due and payable in installments on or before the 30th day after the end of each calendar quarter during which a Sales Excess is first achieved or is increased, with the first such installment being in an amount equal to 10 percent of the amount of the Sales Excess achieved in the first such calendar quarter, and with the amount of each subsequent installment being in an amount equal to 10 percent of any increase in the Sales Excess achieved during the calendar quarter to which such installment relates, all subject to the $500,000 limit set forth in clause (ii) above for each such calendar year. From and after Closing and until all additional consideration provided for in this Section 4.2 shall have been paid in full, Buyer shall deliver to Seller, on or before the 30th day of each calendar quarter, a reasonably detailed report of its gross sales of the Products and any such

   Future Products shipped or invoiced to customers during the preceding calendar quarter and year to date, and of all price discounts and returns deducted in the computation thereof, all in form and content reasonably satisfactory to Seller. Seller and its accountants shall have the right from time to time upon reasonable prior notice to Buyer, at Seller's expense, to review and audit Buyer's books, records, accounts and data bases concerning such gross sales, orders, shipments and invoices to confirm the accuracy of Buyer's reports thereof; provided, however that, if any such review or audit discloses an understatement of gross sales for any calendar year by more than three percent, and such understatement causes there to have been a shortfall in the payments of amounts due under this Section 4.2, then Buyer shall pay or reimburse Seller for the entire cost thereof promptly upon demand.

        4.3 Allocation. The Purchase Price shall be allocated among the Purchased Assets in the manner set forth on Schedule 4.3 attached hereto.

   5.   COVENANTS PRIOR TO CLOSING.

         5.1 Conduct of Business. Seller hereby covenants to Buyer as follows from the date hereof through the Closing:

             5.1.1 Seller shall conduct Seller's Business insofar as it relates to the Product Line only in the usual and ordinary course of business in accordance with past custom and practice (including maintaining inventory (including raw materials and work in process) at reasonable levels, placing purchase orders only for reasonable quantities, at reasonable prices and terms and accepting customer orders only for reasonable quantities at reasonable prices and terms and maintaining good relations with customers, suppliers and employees), and not enter into any transactions or agreements (including any that would result in the sale, lease, transfer, disposal of, or encumbrance of any Purchased Asset) except in the ordinary course of business.

              5.1.2 Seller shall continue to pay accounts payable relating to the Purchased Assets in the ordinary course of business and in accordance with present practice or as otherwise required herein.

              5.1.3 Seller shall keep in full force and effect its corporate existence and all rights relating or pertaining to the Purchased Assets.

              5.1.4 Seller shall maintain the Purchased Assets in good operating condition, ordinary wear and tear excepted, in accordance with past practice and maintain insurance identical to that in effect on the date of this Agreement.

              5.1.5 Seller shall maintain Seller's books, accounts and records relating to the Product Line in accordance with past custom and practice.

              5.1.6 Seller shall promptly inform Buyer in writing of any material adverse change (excluding changes in general market or competitive conditions) relating to the Product Line and of any material variances from the representations and warranties contained in Section 6 hereof.

        5.2 Confidentiality. Buyer and Seller mutually acknowledge that each may have or may hereafter become privy to confidential information of the other, and that unauthorized communication of such confidential information to third parties could damage the other's business. Buyer and Seller therefore mutually agree to take reasonable steps to insure that such confidential information about the other, obtained by Buyer or Seller, respectively, or any of their respective employees, officers, agents, attorneys or other representatives, shall remain confidential and shall not be disclosed or revealed to outside sources. "Confidential information" includes information not ordinarily known by non-company personnel, and includes such information as customer lists, supplier lists, trade secrets, channels of distribution, pricing policy and records, inventory records and other such information normally understood to be confidential or otherwise designated as such by Seller or Buyer, respectively. In addition to the foregoing, that certain letter agreement between the parties regarding confidentiality dated April 17, 1998 remains in full force and effect, is incorporated herein by this reference, and, subject to the following sentence, shall govern and control in the event of any conflict or inconsistency between the terms of said letter agreement and the terms of this Section 5.2. The foregoing confidentiality provisions shall survive indefinitely the termination of this Agreement or the closing of the transactions provided for herein. Notwithstanding the foregoing: (a) neither Buyer nor Seller shall be required to hold in confidence information that (i) is required by law or court order to be disclosed, (ii) becomes generally available to the public other than as a result of disclosure by such party or (iii) becomes available to such party from a third party who, insofar as is known to such party, is not subject to a confidentiality obligation to another party; and (b) following Closing, Buyer shall have the right to use and disclose as it sees fit any confidential information obtained by Buyer that constitutes or pertains exclusively to the Purchased Assets or any of them.

        5.3 Notice of Defaults. If, prior to Closing, either party hereto acquires actual knowledge of any breach or default by the other party hereto with respect to any representation, warranty or covenant of such other party contained herein, the party acquiring such actual knowledge shall give prompt written notice to the other party of such breach or default in reasonable detail.

         5.4 HSR Act Compliance. The parties hereto shall use their respective best efforts and cooperate with one another (i) to effect all filings required of them, respectively, under the HSR Act in order to be permitted to consummate the transactions provided for herein, (ii) to obtain the early termination of the waiting period under the HSR Act, (iii) to furnish any non-confidential information and documents requested by any Authority in connection with such filings, and (iv) to resolve expeditiously any objections that may be asserted with respect to the transaction provided for herein by any Authority pursuant to the HSR Act or otherwise. Each of the parties shall use best efforts to make its respective filing referred to in clause (i) above on or before July 24, 1998, and shall, as a condition to the other party's performance hereunder, make such filing in all events on or before July 29, 1998; provided, however, that, subject to Section 10 hereof, neither party shall have any liability to the other party for its failure to file by July 29, 1998.


   6. REPRESENTATIONS OF SELLER. Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date, which representations and warranties are material, are being relied upon by Buyer and shall survive the Closing, as follows:

         6.1 Seller's Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois; has full corporate power and authority to carry on Seller's Business as it is now being conducted and to own, lease and operate its properties and assets and has full corporate power and authority to enter into, execute and deliver, and to perform its obligations under, this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby. Seller has delivered to Buyer copies of Seller's Articles of Incorporation and Bylaws, as currently in effect.

         6.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement, and of all other agreements, instruments and documents referred to herein or contemplated hereby, by Seller have been duly authorized by all requisite corporate action on the part of Seller and its shareholders, and this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby and executed by Seller constitute valid, binding and enforceable obligations of Seller in accordance with their respective terms, subject to the enforcement of involuntary bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general equitable principles.

         6.3 No Conflicts. Except as set forth on Schedule 6.3 attached hereto, the execution, delivery and performance of this Agreement, and of all other agreements, instruments and documents referred to herein or contemplated hereby, and the consummation of the transactions contemplated hereby and thereby by Seller do not and will not: (i) conflict with the Articles of Incorporation or Bylaws of Seller, in each case as amended as of the date hereof, or any corporate resolutions of Seller's Board of Directors or shareholders; (ii) conflict with, or result in a breach or termination of, or constitute a default (or an event which, with the giving of due notice or lapse of time, or both, would constitute a default) or cause or permit the acceleration of the maturity of or give rise to any right to impose any fees or penalties under, any agreement, commitment, or other instrument, or any order, judgment or decree, to which Seller is a party or by which Seller or any of the Purchased Assets is bound; (iii) result in the creation or imposition of any mortgage, pledge, lien, charge, security interest or encumbrance of any kind (collectively, "Liens"), upon the Purchased Assets; or (iv) subject to compliance with the HSR Act, constitute a violation by Seller of any law, statute, judgment, injunction, decree, order or other authoritative matter of any Authority applicable to Seller, the enforcement of which would have an adverse effect on Seller's ability to consummate the transactions contemplated hereby or thereby.

        6.4 Consents. Except pursuant to the HSR Act and except as set forth in Schedule 6.4 attached hereto, no Consents are necessary in connection with the execution and delivery by Seller of this Agreement, or of any other agreements, instruments and documents referred to herein or contemplated hereby, or the consummation by Seller of the transactions contemplated herein or therein.

         6.5 Litigation. To Seller's actual knowledge, there is no investigation, audit or review by any Authority pending or threatened with respect to the Product Line or the Purchased Assets or that would have an adverse effect on Seller's ability to consummate the transactions and perform the obligations contemplated under this Agreement or any of the other agreements, instruments and documents referred to herein or contemplated hereby. There are no claims, actions, suits or proceedings pending, or to Seller's actual knowledge, threatened in connection with the operation of the Product Line or the Purchased Assets, at law or in equity, before or by any Authority or any third party or that would have an adverse effect on Seller's ability to consummate the transactions and perform the obligations contemplated under this Agreement or any of the other agreements, instruments and documents referred to herein or contemplated hereby. To Seller's actual knowledge, no event has occurred and no circumstance exists that could give rise to, or serve as a basis for, the commencement of any such claim, action, suit or proceeding. There is no outstanding judgment, order, injunction or decree of any Authority or any third party against or affecting the Product Line or the Purchased Assets, and Seller has not been a party to, or bound by, any such judgment, order, injunction or decree.

         6.6  The Purchased Assets.  Except as set forth in Schedule
   6.6 attached hereto, Seller is the owner of and has good and marketable title to all of the Purchased Assets, free and clear of all Liens.

         6.7 Condition of Tooling and Inventory. The Tooling is in good operating condition, ordinary wear and tear excepted, and none of the Tooling is in need of maintenance or repairs except for ordinary and routine maintenance that is not material in nature or cost. The Inventory is in good condition and merchantable in the ordinary course of business.

        6.8  Patents, Trademarks, Etc.

              6.8.1 Schedule 2.1(iii) sets forth a complete and accurate list and summary description, including any royalties paid to or received by Seller, of all contracts relating to the Intangible Rights to which Seller is a party or by which Seller is bound. To Seller's actual knowledge, there are no outstanding and no threatened disputes or disagreements with respect to any such agreement.

              6.8.2 Seller is the owner of all right, title, and interest in and to each of the Intangible Rights, free and clear of all Liens, and, except as otherwise noted on Schedule 2.1(iii), has the right to use without payment to a third party all of the Intangible Rights.

              6.8.3 (i) Schedule 2.1(iii) and Schedule 2.1(iv) set forth a complete and accurate list and summary description of all the patents and patent applications for each of the Products and the Future Products, including, without limitation, the Design Patent (collectively the "Patents"). Seller is the owner of all right, title, and interest in and to each of the Patents, free and clear of all Liens.

                    (ii) All of the Patents are currently in substantial compliance with formal legal requirements (including payment of filing, examination, and maintenance fees), are, to Seller's actual knowledge, valid and enforceable, and are not subject to any maintenance fees or taxes falling due within ninety days after the Closing.

                    (iii) No Patent has been and or is now involved in any interference, reissue, reexamination, or opposition proceeding, and, to Seller's actual knowledge, there is no potentially interfering patent or patent application of any third party.

                    (iv) No Patent is infringed or, to Seller's actual knowledge, has been challenged or threatened in any way, and, to the best of Seller's knowledge, none of the Products infringes or is alleged to infringe any patent or other proprietary right of any other Person.

                    (v) All products made, used, or sold under the Patents have been marked with the proper patent notice.

              6.8.4 (i) Schedule 2.1(iii) sets forth a complete and accurate list and summary description of all trademarks and service marks, logos, trademark and service mark registrations (and applications therefor), and trade or business names exclusively used in the sale and distribution of the Products ("Marks"). Seller is the owner of all right, title, and interest in and to each of the Marks, free and clear of all Liens.

                    (ii) To Seller's best knowledge, all Marks that have been registered with the United States Patent and Trademark Office are currently in substantial compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes falling due within ninety days after the Closing.

                    (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation proceeding and, to Seller's actual knowledge, no such action is threatened with respect to any of the Marks.

                    (iv) To Seller's actual knowledge, there is no potentially interfering trademark or trademark application of any third party.

                    (v) No Mark is infringed or, to Seller's actual knowledge, has been challenged or threatened in any way and, to the best of Seller's knowledge, none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                    (vi) All Products containing a Mark bear the proper federal registration notice where permitted by law.

              6.8.5 (i) Schedule 2.1(iii) sets forth a complete  and
   accurate list and summary description of all copyrights exclusively used in the sale and distribution of the Products ("Copyrights"). Seller is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Liens.

                    (ii) To Seller's actual knowledge, all the Copyrights have been registered and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                    (iii) To the actual knowledge of Seller, no Copyright is infringed or has been challenged or threatened in any way and none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                    (iv) All works encompassed by the Copyrights have been marked with the proper copyright notice.

         6.9 Compliance with Laws. To Seller's actual knowledge, Seller has complied in all material respects with all applicable laws, rules and regulations relating to the Product Line and the Purchased Assets. To Seller's actual knowledge, no event has occurred or circumstance exists with respect to the Product Line or the Purchased Assets that (with or without notice or lapse of time) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any law, which violation or failure has not been cured. Seller has not received any notice or other communication (whether oral or written) from any Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any law, or any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature with respect to the Product Line or the Purchased Assets.

        6.10 Conduct of Business. Since May 4, 1998, the portion of Seller's Business constituting the Product Line has been conducted in the ordinary course and consistent with past practice and there have been no material adverse changes in such business or the Purchased Assets.

         6.11 No Brokers. Seller has no agreement with any broker, finder or intermediary in connection with this Agreement or the transactions contemplated hereby.

         6.12 Contracts. Schedule 3.1 sets forth a complete and accurate list of all of the Representative Contracts. Except for the Representative Contracts, Open Orders, open purchase orders issued by Seller to its suppliers, the items listed on Schedule
   6.12 attached hereto and contracts or agreements that may be terminated by Tenex upon sixty (60) day's written notice or less, Seller is not a party to (i) any contract or agreement relating exclusively to the Product Line or the Purchased Assets, (ii) any lease or license of any Purchased Asset, (iii) any license of intellectual property (excluding any generally available software licenses) used in connection with the manufacture or sale of the Products, or (iv) any contract or agreement (x) that grants or permits any third party to assert a Lien on any Purchased Asset,
   (y)  that permits any third party to use any Purchased Asset,  or
   (z)  that  restricts the use or transferability of any  Purchased
   Asset.

         6.13 Products. Seller has previously delivered to Buyer copies of all past and present standard warranties extended by Seller with respect to the Products. For a period of 90 days following Closing, Seller shall be responsible for all costs and expenses arising directly from any claims by customers received by Seller within said 90 day period with respect to Products (whether shipped before or after Closing) based on defective Products, violation of product warranties with respect to Products, violation of product packaging or labeling requirements or similar claims; provided, however, that Buyer shall deliver reasonably detailed notice of each such claim to Seller within ten (10) days after Buyer receives written or oral notice of such claim, Buyer shall deliver a copy of each written customer claim to Seller within ten (10) days after receipt thereof, and Buyer shall promptly refer all customers asserting such claims to Seller. Thereafter, Buyer shall take sole responsibility for all such claims and Seller shall have no liability or obligation whatsoever with respect to any such claims.

         6.14 Sales Volume. During the fiscal years of Seller ended 1996, 1997 and 1998 Seller's gross sales (after price discounts and returns) of Products in the Product Line were $10,250,567, $15,732,424 and $25,160,616, respectively.

        6.15 Customers and Suppliers.

              (a) Schedule 2.1(i) sets forth a complete and accurate list of customers of the Product Line who have placed firm orders within the last six (6) months.

              (b) Schedule 2.1(i) sets forth a complete and accurate list of suppliers of raw materials relating exclusively to the Product Line with whom Tenex has placed firm orders within the last six (6) months.

             (c) (i) To Seller's actual knowledge, there exists no actual or threatened termination, cancellation or any material adverse change in the business relationship of Seller with any customer or group of customers of the Product Line;

                    (ii) To Seller's actual knowledge, there is no customer who accounted for more than three percent of sales of the Products during the Seller's most recently completed fiscal year who has filed (or has had a filing made on its behalf) for protection under Chapter 7 or 11 of the Bankruptcy Code, and Seller has not received written notice that any customers filed for any such protection;

                    (iii) Seller has received no actual notice from any supplier of an item material to the production, sale and distribution of the Product Line of any material adverse change in the price (excluding normal price fluctuations), quality and delivery terms and conditions on which such supplier will continue to make delivery of such item;

                    (iv)     As of July 20, 1998, except as noted on
   Schedule 6.15 attached hereto, there are no unresolved claims against Seller to return Products by reason of alleged overshipments, defective merchandise or otherwise, in excess of $10,000 per customer; and

                    (v) All sales of Products by Seller represent bona fide transactions.

         6.16 Product Liability. To Seller's actual knowledge, Seller has no liability (and to Seller's actual knowledge there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Seller giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any of the Products. Seller shall indemnify, defend and hold harmless the Buyer Indemnified Parties (as defined in Section 13.2 hereof) of, from and against any and all Damages which may at any time be asserted or recovered against or incurred or suffered by said Buyer Indemnified Parties, or any of them, arising from, in connection with, on account of or relating to any personal or other injury to individuals or damage to property resulting from the ownership, possession or use of any Products purchased by the ultimate consumer within 90 days after the Closing. Buyer shall indemnify, defend and hold harmless the Seller Indemnified Parties (as defined in Section 13.4 hereof) of, from and against any and all Damages which may at any time be asserted or recovered against or incurred or suffered by said Seller Indemnified Parties, or any of them, arising from, in connection with, on account of or relating to any personal or other injury to individuals or damage to property resulting from the ownership, possession or use of any Products purchased by the ultimate consumer more than 90 days after the Closing. Any party asserting a claim for indemnity pursuant to this Section 6.16 shall promptly deliver a reasonably detailed notice of such claim to the other party (but any delay in giving such notice shall not limit the liability of the other party hereunder, except to the extent of any prejudice to the defense or settlement of such claim) and shall promptly refer all consumer claimants to the other party.

   7. REPRESENTATIONS OF BUYER. Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date, which representations and warranties are material, are being relied upon by Seller and shall survive the Closing as provided herein, as follows:

         7.1 Buyer's Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full power and authority to enter into, execute and deliver, and to perform its obligations under, this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby.

         7.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby, by Buyer have been duly authorized by all requisite corporate action on the part of Buyer and its shareholders, and this Agreement and all other agreements, instruments and documents referred to herein or contemplated hereby and executed by Buyer constitute valid, binding and enforceable obligations of Buyer in accordance with their terms, subject to the enforcement of involuntary bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors rights' and to general equitable principles.

         7.3 No Conflicts. The execution, delivery and performance of this Agreement, and of all other agreements, instruments and documents referred to herein or contemplated hereby, and the consummation of the transactions contemplated hereby and thereby by Buyer do not and will not: (i) conflict with the Articles of Incorporation or Bylaws of Buyer, in each case as amended to the date hereof, or any corporate resolutions of Buyer's Board of Directors or shareholders; (ii) conflict with, or result in a breach or termination of, constitute a default (or an event which, with the giving of due notice or lapse of time, or both, would constitute a default) or cause or permit the acceleration of the maturity of or give rise to any right to impose any fees or penalties under, any agreement, commitment, or other instrument, or any order, judgment or decree, to which Buyer is a party or by which Buyer is bound; or (iii) subject to compliance with the HSR Act, constitute a violation by Buyer of any law, statute, judgment, injunction, decree, order or other authoritative matter of any Authority applicable to Buyer, the enforcement of which would have an adverse effect on Buyer's ability to consummate the transactions contemplated hereby or thereby.

         7.4 Consents. Except pursuant to the HSR Act, no Consents are necessary in connection with the execution and delivery by Buyer of this Agreement, and of all other agreements, instruments and documents referred to herein or contemplated hereby, or the consummation by Buyer of the transactions contemplated herein or therein.

         7.5 Litigation. To Buyer's actual knowledge, there is no investigation or review by any Authority pending or threatened with respect to Buyer which would have a material adverse effect on Buyer's ability to consummate the transactions and perform the obligations contemplated under this Agreement or any of the other agreements, instruments and documents referred to herein or contemplated hereby. There are no claims, actions, suits and proceedings pending, or to Buyer's actual knowledge threatened (and no notice has been given to Buyer), in connection with or otherwise affecting Buyer, at law or in equity, before or by any Authority or third party, which would have an adverse effect on Buyer's ability to consummate the transactions and perform the obligations contemplated under this Agreement or any of the other agreements, instruments and documents referred to herein or contemplated hereby. There is no outstanding judgment, order, injunction or decree of any Authority or any third party against or affecting Buyer, and Buyer has not been a party to, or bound by, any such judgment, order, injunction or decree, which would have an adverse effect on Buyer's ability to consummate the transactions and perform the obligations contemplated under this Agreement.

         7.6 No Brokers. Buyer has dealt with no broker, finder or intermediary in connection with this Agreement or the transactions contemplated hereby, except for Chapman Partners L.L.C., for whose commission Buyer shall be solely responsible.


   8. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE. The obligations of Buyer to purchase the Purchased Assets and to consummate the other transactions contemplated herein pursuant to the terms of this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the conditions of this
   Section 8. Buyer may waive any or all of these conditions in whole or in part, but no such waiver shall constitute a waiver by Buyer of any of its other rights or remedies at law or in equity under this Agreement. No condition shall be deemed to have been waived by Buyer unless such waiver is contained in a writing specifically referring to this provision and signed by Buyer.

          8.1 Representations and Warranties of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct in all respects at the Closing with the same force and effect as if made at the Closing.

        8.2 Compliance. Seller shall have performed, complied with and fulfilled all of its covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled at or prior to the Closing.

         8.3 Litigation. No order, decree or ruling of any governmental authority or court shall have been entered, and no governmental action, suit, claim, investigation or proceeding seeking to restrain or invalidate the transactions contemplated by this Agreement or seeking damages from Buyer by reason of the transactions contemplated by this Agreement shall be pending or threatened.

         8.4 Consents. All Consents necessary for the consummation of the transactions provided for herein (including pursuant to the HSR Act) shall have been obtained.

         8.5 Closing Deliveries. Buyer shall have received from Seller all of the instruments, documents and considerations described in Section 11.1, and the form and substance of all such deliveries shall be reasonably satisfactory in all respects to Buyer and its counsel.

   9. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE. The obligations of Seller to sell the Purchased Assets and to consummate the other transactions contemplated herein pursuant to the terms of this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the conditions of this
   Section 9. Seller may waive any or all of these conditions in whole or in part, but no such waiver shall constitute a waiver by Seller of any of its other rights or remedies at law or in equity under this Agreement. No condition shall be deemed to have been waived by Seller unless such waiver is contained in a writing specifically referring to this provision and signed by Seller.

          9.1 Representations and Warranties of Buyer. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all respects at the Closing with the same force and effect as if made at the Closing.

         9.2 Compliance. Buyer shall have performed, complied with and fulfilled in all respects all the covenants, agreements, obligations and conditions required by this Agreement to be performed, complied with or fulfilled by it at or prior to the Closing.

         9.3 Litigation. No order, decree or ruling of any governmental authority or court shall have been entered, and no governmental action, suit, claim, investigation or proceeding seeking to restrain or invalidate the transactions contemplated by this Agreement or seeking damages from Seller by reason of the transactions contemplated by this Agreement shall be pending or threatened.

        9.4 Consents. All Consents necessary to be obtained for the consummation of the transactions provided for herein (including pursuant to the HSR Act) shall have been obtained.

         9.5 Closing Deliveries. Seller shall have received from Buyer all of the instruments, documents and considerations described in Section 11.2, and the form and substance of all such deliveries shall be reasonably satisfactory in all respects to Seller and its counsel.

   10. TERMINATION. In addition to the termination rights set forth elsewhere in this Agreement or otherwise available, this Agreement shall be subject to termination as set forth below. In the event of any such termination, the parties shall have no further obligations to each other, except as otherwise provided herein.

        10.1 Termination by Mutual Agreement. This Agreement may be terminated by the mutual agreement in writing of all of the parties at any time prior to the Closing.

          10.2 Termination by Buyer. This Agreement and any obligations of Buyer hereunder (other than its obligations under Section 5.2, Section 13.2 and Section 14.1 hereof) may be terminated by Buyer upon written notice to Seller, if any condition to Buyer's performance contained herein (i) has not been satisfied by the Closing Date due to no fault of Buyer and remains unsatisfied for a period following the Closing Date of ten (10) days after written notice thereof from Buyer to Seller, or (ii) in the case of a failure to make an HSR Act filing pursuant to Section 5.4 hereof, has not been satisfied by July 29, 1998. If this Agreement is terminated by Buyer pursuant to clause (i), but not clause (ii), of the preceding sentence due to a breach by Seller, Buyer may pursue whatever rights or remedies it may have against Seller arising out of any such breach of this Agreement.

          10.3 Termination by Seller. This Agreement and any obligations of Seller hereunder (other than its obligations under Section 5.2, Section 13.1 and Section 14.1 hereof) may be terminated by Seller upon written notice to Buyer at any time prior to or at the Closing, if any condition to Seller's performance (i) has not been satisfied by the Closing Date due to no fault of Seller and remains unsatisfied for a period following the Closing Date of ten (10) days after written notice thereof from Seller to Buyer, or (ii) in the case of a failure to make an HSR Act filing pursuant to Section 5.4 hereof, has not been satisfied by July 29, 1998. If this Agreement is terminated by Seller pursuant to clause (i), but not clause (ii), of the preceding sentence due to a breach by Buyer, then Seller may pursue whatever rights or remedies it may have against Buyer arising out of any such breach of this Agreement.

   11. CLOSING. The Closing shall take place on the later of August 14, 1998 or the next business day following the termination of the waiting period under the HSR Act, or on such other date as the parties may agree (the "Closing Date") at the offices of Barack Ferrazzano Kirschbaum Perlman & Nagelberg identified in Section 14 hereof, at 10:30 a.m.

         11.1 Delivery of Documents by Seller. Seller shall deliver the following agreements, documents and instruments to Buyer on the Closing Date, in form and substance as required by the terms of this Agreement and otherwise in form and substance reasonably acceptable to Buyer's counsel:

             11.1.1 Possession of the Purchased Assets (except to the extent that the Manufacturing Agreement contemplates retention thereof by Seller), free and clear of all Liens (including those listed on Schedule 6.6), together with documents and instruments of transfer for the Purchased Assets, including bills of sale for all tangible Purchased Assets, and assignments (in recordable or registerable form, if applicable) of intangible Purchased Assets, subject, in the case of the Design Patent to the reserved license referred to in Section 2.1(iv) hereof.

              11.1.2 A certificate, duly executed by an executive officer of Seller, (i) certifying and reaffirming, as of such date, the truth, completeness and accuracy of Seller's representations and warranties set forth herein, and (ii) certifying Seller's compliance as of such date with all terms and conditions hereof.

              11.1.3 A certified copy of (i) Seller's Articles of Incorporation from the Illinois Secretary of State, (ii) Seller's Bylaws from Seller's secretary, and (iii) resolutions of Seller's Board of Directors authorizing the execution, delivery, performance and consummation of the transactions described herein from Seller's secretary; and a Certificate of Incumbency identifying the then current officers of Seller and their respective positions executed by the Seller's secretary; and current Certificates of Good Standing of Seller issued by the Illinois Secretary of State.

               11.1.4 Letters to Seller's customers for the Products, duly signed by Seller, apprising such Customers of the sale of the Product Line to Buyer.

              11.1.5 Original counterparts of the License, the Sublease and the Manufacturing Agreement, duly executed by Seller.

              11.1.6 An opinion of Seller's counsel regarding Seller's good standing, power and authority to enter into this Agreement and the transactions provided for herein, and the absence of conflicts with Seller's Articles of Incorporation, By-laws and resolutions.

             11.1.7 Such other documents, instruments, deliveries and possession as are required by this Agreement, or are otherwise necessary to effectuate fully the transactions provided for herein.

         11.2 Delivery of Documents and Payment by Buyer. Buyer shall execute and deliver or cause to be delivered the following agreements, documents, instruments and payments to Seller on the Closing Date, in form and substance as required by the terms of this Agreement or otherwise in form and substance reasonably acceptable to Seller's counsel:

              11.2.1 A written assumption of the Open Orders and the Representative Contracts designated by Buyer.

              11.2.2 The Base Price, by wire transfer of good funds to Seller's order.

             11.2.3 A certificate, duly executed by an officer of Buyer, certifying and reaffirming as of the Closing Date, (i) the truth, completeness and accuracy of Buyer's representations and warranties contained herein, and (ii) certifying Buyer's compliance as of the Closing Date with all terms and conditions hereof.

              11.2.4 A certified copy of (i) Buyer's Articles of Incorporation from the Delaware Secretary of State, (ii) Buyer's Bylaws from Buyer's secretary, and (iii) resolutions of Buyer's Board of Directors authorizing the execution, delivery, performance and consummation of the transactions described herein from Buyer's secretary; and a Certificate of Incumbency identifying the then current officers of Buyer and their respective positions executed by the Buyer's secretary; and current Certificates of Good Standing of Buyer issued by the Delaware Secretary of State.

              11.2.5 Original counterparts of the License, the Sublease and the Manufacturing Agreement, duly executed by Buyer.

              11.2.6 An opinion of Buyer's counsel regarding Buyer's good standing, power and authority to enter into this Agreement and the transactions provided for herein and the absence of conflicts with Buyer's Articles of Incorporation, By-laws and resolutions.

               11.2.7 Such other documents, instruments and deliveries as are required by this Agreement, or are otherwise necessary to effectuate fully the transactions provided for herein.

   12.  POST-CLOSING COVENANTS.

         12.1 Further Assurances. At any time, and from time to time, without additional consideration, the parties agree to take such actions, cause such proceedings to occur and prepare, execute and deliver all such further documents, instruments and agreements which may be reasonably requested by Buyer or its counsel or by Seller or its counsel in order to more effectively transfer title to the Purchased Assets to Buyer, or to evidence Buyer's assumption of obligations, or to effectuate and carry out any provision of this Agreement and the transactions provided for herein.

        12.2 Non-Compete.

             12.2.1 As a significant inducement to Buyer to enter into and to perform its obligations under this Agreement, Seller and Albert B. Cheris ("Cheris") agree that, for a period of five
   (5) years (which period shall be extended during any period of noncompliance) after the Closing Date (the "Non-Competition Period"), they shall not, directly or indirectly, for their own benefit or for the benefit of any other Person, engage in, own, manage, control or participate or maintain any interest in any business or entity engaged in any way in the business of the manufacture or distribution in North America of consumer plastic storage products competitive with the Product Line or of plastic storage products that are substantially similar to the Products (whether such substantially similar plastic storage products are sold through consumer or office channels of distribution); provided, however, that, notwithstanding the foregoing, the exploitation of the Retained Tools by Seller (limited, however, to the manufacture of products for the office products market

   (including   office  product  superstores,  office  product   and
   stationery   departments  of  membership  warehouse  clubs,   and
   traditional office product channels of distribution) using the Retained Tools and the marketing, distribution and sale thereof to the office product market as part of Seller's Business) is not prohibited by and shall not constitute a breach of this Section 12.2.1; and provided further that the parties mutually acknowledge and agree that Seller's "MediaWorx" and "Desktop Tools" product lines, as more specifically described in Schedule
   12.2.1 attached hereto, including the media storage products and the filing, accessory and sorting products (and any products substantially similar thereto) now or hereafter included therein, do not constitute consumer plastic storage products, are not competitive with the Product Line and are not substantially similar to the Products; and provided further that the parties mutually acknowledge and agree that a sale of Seller's Business, in whole or in part, or of any of the assets thereof to a third party purchaser not directly or indirectly affiliated with Cheris, and the ownership of such business or assets thereafter by such third party purchaser, is not prohibited by and shall not constitute a breach of this Section 12.2.1, regardless of the identity or business of such purchaser. For purposes of this
   Section 12.2.1, subject to the foregoing provisos, a product will be deemed to be competitive with the Product Line if it is a plastic storage product sold through traditional consumer or mass merchandising channels of distribution (such as, without limitation, K Mart, WalMart and Target).

              12.2.2 Neither party to this Agreement shall, prior to or during the Non-Competition Period: (i) directly or indirectly (x) induce or assist any Person in any way to induce, any current or future employee of the other party to leave its employ or (y) hire or assist any Person in any way to hire any current or future employee of the other party (provided, however, that Buyer may offer employment following the date hereof for employment after Closing to Eric Buresch, and Seller will not attempt to dissuade him from accepting any such offer); or (ii) interfere with or attempt to interfere with the relationship of the other party with any current or future customer or supplier of the other party.

              12.2.3     If,  at  the  time of enforcement  of  this
   Section 12.2, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable, the parties agree that the maximum reasonable duration, scope or area shall be substituted by such court for the stated duration, scope or area. The parties hereto and Cheris acknowledge the uncertainty of the law in this respect and expressly stipulate that this Agreement shall be given the construction which renders its provisions valid and enforceable to the maximum extent possible under applicable law.

              12.2.4 Buyer, Seller and Cheris each recognize and affirm that in the event of breach by such party of any of the provisions of this Section 12.2, money damages would be inadequate and the other party would have no adequate remedy at law. Accordingly, each party agrees that the non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and each of the breaching party's obligations under this Section 12.2 not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief or order to enforce or prevent any violations (whether anticipatory, continuing or future) of any of the provisions of this Section 12.2, without the necessity of posting bond.

         12.3  Transition of Operations. Following the Closing  Date
   (i) Seller shall manufacture the Products for Buyer through March 31, 1999 pursuant to the terms of the Manufacturing Services
   Agreement attached hereto as Exhibit A (the "Manufacturing Agreement"), and (ii) Seller will sublease to Buyer Seller's warehouse for the Products pursuant to the terms of the Sublease attached hereto as Exhibit B (the "Sublease"), and (iii) Buyer may use Seller's registered trademark "Tenex" solely in connection with the Products and any Future Products pursuant to the terms of the Trademark License Agreement attached hereto as Exhibit C (the "License").

   13.  INDEMNIFICATION.

         13.1 Survival; Right to Indemnification not Affected by Investigation. Subject to Section 13.6.2 hereof, all representations, warranties, covenants and obligations in this Agreement, the schedules hereto and any certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages (as defined in
   Section 13.2) or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant, or obligation, except to the extent that the party asserting any claim for indemnification, Damages or any other remedy had actual knowledge on or before the Closing Date of any breach of such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations, except to the extent that the party asserting any claim for indemnification, Damages or any other remedy had actual knowledge on or before the Closing Date of any breach of such representation, warranty, covenant or obligation.

         13.2 Seller's Indemnification. Seller shall indemnify, defend and hold harmless Buyer, and each of its shareholders, affiliates, officers, directors, managers, agents, attorneys, accountants and employees, and each of their respective successors and assigns (all collectively, the "Buyer Indemnified Parties"), of, from and against, any and all loss, claims, damages, suits, actions, causes of action, liabilities, penalties, judgments, decrees, costs and expenses, including reasonable attorneys' fees and costs (collectively, "Damages"), which may at any time be asserted or recovered against or incurred or suffered by said Buyer Indemnified Parties, or any of them, arising from, in connection with, on account of, or relating to (i) the untruth, incompleteness or misleading character of any representation or warranty of Seller set forth herein (or in any document or certificate delivered by Seller pursuant to this Agreement) in any material respect, and (ii) Seller's breach or default of any covenant, agreement, term or condition contained herein.

         13.3 Shareholder's Indemnification. Cheris and Seller, jointly and severally, shall indemnify, defend and hold harmless the Buyer Indemnified Parties of, from and against any and all Damages which may at any time be asserted or recovered against or incurred or suffered by said Buyer Indemnified Parties, or any of them, arising from, in connection with, on account of, or relating to any breach or default by Cheris or Seller of any of the covenants, terms or conditions contained in Section 12.2 of this Agreement; provided, however, that Cheris shall have no liability or obligation whatsoever under this Section 13.3 or otherwise with respect to any such breach or default by Seller that occurs at a point in time when neither Cheris nor members of his immediate family nor any entity controlled by him owns or controls, directly or indirectly, a majority of the voting securities of Seller.

         13.4 Buyer's Indemnification. Buyer agrees to indemnify, defend and hold harmless Seller and each of its officers, directors, shareholders, agents, attorneys, accountants and employees, and each of their respective successors and assigns (all collectively, the "Seller Indemnified Parties"), of, from and against, any and all Damages which may at any time be asserted or recovered against or incurred by said Seller Indemnified Parties, or any of them, arising from, in connection with, on account of, or relating to (i) the untruth, incompleteness or misleading character of any representation or warranty of Buyer set forth herein (or in any document or certificate delivered by Buyer pursuant to this Agreement) in any material respect, and (ii) Buyer's breach or default under any covenant, agreement, term or condition contained herein.

        13.5 Procedure for Indemnification_Third Party Claims.

              13.5.1 Subject to Section 13.6.2 hereof, promptly after receipt by an indemnified party under Section 13.2 or 13.4, of notice of the commencement of any proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, promptly give notice to the indemnifying party of the commencement of such claim, but the failure promptly to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the defense or settlement of such action is prejudiced by the indemnifying party's failure to give such notice.

              13.5.2     If  any proceeding referred to  in  Section
   13.5.1  is  brought  against an indemnified party  and  it  gives notice to the indemnifying party of the commencement of such proceeding, the indemnifying party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would be materially prejudicial to the indemnified party or would be a prohibited conflict of interest, or (ii) the indemnifying party fails to provide such reasonable assurance as may be requested in writing by the indemnified party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 13 for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such proceeding. If the indemnifying party assumes the defense of a proceeding, (i) unless otherwise specified in writing by the indemnifying party, it will be conclusively established for purposes of this Agreement that the claims made in that proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of law or any violation of the rights of any of the indemnified parties and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and the indemnifying party does not, within ten
   (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such proceeding, the indemnifying party will be bound by any determination made in such proceeding or any compromise or settlement effected by the indemnified party if the claims made in such proceeding are within the scope of and subject to indemnification.

               13.5.3 Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, at its own expense by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such proceeding, but the indemnifying party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected.

        13.6 Limitations.

              13.6.1 Notwithstanding anything to the contrary contained herein: the indemnifying party shall not be required to indemnify the indemnified party pursuant to this Section 13 unless and until, and only to the extent that, the aggregate Damages suffered by the indemnified party on account of all breaches of representations, warranties, covenants and agreements of the indemnifying party shall exceed $100,000.00; provided, however, that the obligations set forth in Section 3.2.2, Section
   6.16 and Section 12.2 shall not be subject to the limitation of this Section 13.6.1.

              13.6.2 If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to (i) any representation or warranty, or (ii) any covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 6.2, 6.3, 6.5, 6.6 and 6.11 unless, within five hundred and forty (540) days after the
   Closing Date (the "Survival Period"), Buyer notifies Seller in writing of a claim specifying the factual basis of that claim in reasonable detail under the circumstances. A claim with respect to Section 6.2, 6.3, 6.5, 6.6 or 6.11, or a claim for indemnification or reimbursement based upon any covenant or obligation to be performed and complied with after the Closing Date, may be made without regard to the Survival Period (subject to the applicable statute of limitation relating to breaches of written contracts), and a claim for indemnification with respect to any bona fide third party suit subject to indemnification hereunder may be made at any time. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to (i) any representation or warranty, or (ii) any covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 7.2, 7.3, 7.5 and 7.6, unless, within the Survival Period, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail under the circumstances. A claim with respect to Section 7.2, 7.3, 7.5 or 7.6, or a claim for indemnification or reimbursement based upon any covenant or obligation to be performed after the Closing Date, may be made without regard to the Survival Period (subject to the applicable statute of limitations relating to breaches of written contracts), and a claim for indemnification with respect to any bona fide third party suit subject to indemnification hereunder may be made at any time. Nothing contained in this Section 13.6.2 is intended to, nor shall it, modify or impair any limitation on liability contained in this Section 13.

   14.  GENERAL PROVISIONS.

         14.1 Expenses. Buyer and Seller will each bear its own respective costs and expenses relating to the transactions contemplated hereby, including, without limitation, fees and expenses of legal counsel, accountants, consultants or other representatives for the services used, hired or connected with the proposed transactions mentioned above.

        14.2 Headings. The subject headings of the sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

          14.3 Entire Agreement; Severability. This Agreement (together with the Sublease, the License, the Manufacturing Agreement and that letter agreement referred to in Section 5.2 hereof) constitutes the entire agreement and understanding between the parties with regard to the subject matter hereof, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants respecting such subject matter not expressly set forth or described herein. The invalidity, illegality or unenforceability for any reason of any one or more provisions of this Agreement shall not affect the validity, legality or enforceability of the remainder of this Agreement. The representations, warranties and indemnities of the parties contained herein, subject to the limitations applicable thereto pursuant to the terms hereof, are applicable to and are being relied upon by the parties in connection with the Sublease, the License and the Manufacturing Agreement.

         14.4 Notices. All notices, requests, demands, and other communications required to be given under this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery in person if the party to whom notice is given issues a receipt therefor; (ii) three days after deposit in certified or registered United States mail, postage prepaid; (iii) the next business day after delivery to an overnight courier, shipping prepaid; or (d) upon transmittal by facsimile if confirmed telephonically, as follows:

   If to Seller:         Tenex Corporation
                         2400 Arthur Avenue
                         Elk  Grove, Illinois 60007
                         Fax   No.: (847)439-9577
                         Attention: Albert Cheris

   With  a copy to:      Barack, Ferrazzano, Kirschbaum, Perlman
                         & Nagelberg
                         333 West Wacker Drive, Suite 2700
                         Chicago, Illinois  60606
                         Fax No.:  (312) 984-3150
                         Attention: Peter J. Barack, Esq.

   If to Buyer:          Home Products International, Inc.
                         4501 West 47th Street
                         Chicago, Illinois 60632
                         Fax No.: (773) 890-0523
                         Attention: Mr. James R. Tennant

   With a copy to:       Much Shelist Freed Denenberg Ament
                         Bell & Rubenstein, P.C.
                         200 North LaSalle Street
                         Suite 2100
                         Chicago, Illinois 60601
                         Fax No.: (312) 621-1750
                         Attention: Jeffrey C. Rubenstein, Esq.

         14.5 Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by all the parties. No waiver of any breach or waiver of any of the provisions of this Agreement shall constitute or shall be deemed to constitute a waiver of any other breach or violation of any provision of this Agreement, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

          14.6 Counterparts. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         14.7 Exhibits and Schedules. All exhibits and schedules attached to this Agreement are incorporated herein and made a part hereof in the same manner as if such exhibits and schedules were set forth at length in the text hereof.

         14.8 Successors. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and permitted assigns; provided, however, no party may assign or transfer any of its rights or obligations hereunder except with the prior written consent of the other party hereto; provided, however, that Buyer may assign its rights and obligations hereunder to any of its wholly-owned subsidiaries, but no such assignment shall relieve Seller of any liability or obligation hereunder. There are no third party beneficiaries of this Agreement except for the indemnified parties referred to in
   Section 13 hereof.

         14.9 Nature of Representations and Warranties. No party shall be deemed to have made any representations or warranties with respect to the transactions contemplated by this Agreement, unless the representation or warranty is set forth herein, or in any other agreement or instrument executed and delivered pursuant to this Agreement.

         14.10 Time of Essence. Seller and Buyer hereby acknowledge and agree that time is strictly of the essence with respect to each and every term, condition, obligation and provision hereof.

          14.11 Remedies Cumulative. Except as otherwise provided herein, all remedies of any party hereunder are cumulative and not alternative, and are in addition to any other remedies available at law, in equity or otherwise.

          14.12 Construction. Any reference to the masculine gender shall be deemed to include the feminine and neuter genders unless the context otherwise requires. The singular shall include the plural, and the plural the singular, as the context may require. The term "actual knowledge" means: (i) as to Seller, the actual conscious awareness of Albert Cheris, William Muench, Eric Buresch and/or Mike Guluska, and (ii) as to Buyer, the actual conscious awareness of James R. Tennant, Dave Limani, Steve Brian and Tom Beamer; and excludes in each case any constructive or imputed knowledge. The words "hereof," "herein," "hereto," "hereby," "hereunder" and other words of similar import refer to this Agreement as a whole, including, without limitation, all schedules and exhibits. The word "including" shall mean "including, without limitation". Each party hereto participated in the drafting of this Agreement, and no provision of this Agreement shall be construed against any party hereto on the grounds that such party was the draftsman thereof.

          14.13        Applicable  Law.   This  Agreement  and   all
   transactions contemplated hereby shall be governed, construed and enforced in accordance with the laws of the State of Illinois.

        14.14 Preclosing Contacts. Notwithstanding anything to the contrary contained herein, Buyer shall not, prior to Closing, directly or indirectly contact or communicate with any customer or supplier of Seller in connection with the Product Line.

         14.15 Confidentiality of Agreement. Neither of the parties hereto shall disclose any of the business terms of this transaction without the written consent of the other party, except, on a need to know basis, to its professional advisors and except insofar as such disclosure may be required by applicable law. Promptly following the full execution and delivery of this Agreement, the parties hereto shall issue a joint press release in the form reasonably satisfactory to each of the parties.

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
         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                              SELLER:

                              TENEX CORPORATION,
                              an Illinois corporation

                              By:
                                                             Its:
                              ___________________________________



                              BUYER:

                              HOME PRODUCTS INTERNATIONAL, INC., a
                              ____________________________



                              By:
                              Its: ____________________________________


                                JOINDER

        Albert Cheris hereby joins in only Sections 12.2 and 13.3 of the foregoing Agreement.




                               Albert B. Cheris

                             EXHIBIT B

                           FORM OF SUBLEASE

                           (Attached Hereto)